                                   EXHIBIT 11
                STATEMENT OF COMPUTATION OF COMMON SHARES, COMMON
                    SHARE EQUIVALENTS AND EARNINGS PER SHARE

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                   Three Months Ended       Nine Months Ended
                                        March 31,               March 31,
                                        --------                --------
                                    1994        1993        1994        1993
                                    ----        ----        ----        ----
Common shares                     136,128     128,582     134,321     126,338

Convertible preferred shares        1,536       2,606       1,963       4,038

Stock options                      17,859      15,526      17,498      14,056
                                  -------     -------     -------     -------
Total weighted average
shares outstanding                155,523     146,714     153,782     144,432
                                  -------     -------     -------     -------
                                  -------     -------     -------     -------


Net income available to
common stockholders               $35,097     $20,243     $97,177     $55,298
                                  -------     -------     -------     -------
                                  -------     -------     -------     -------

Income Per Share:

Net income per share              $  0.23     $  0.14     $  0.63     $  0.38
                                   ------      ------      ------      ------
                                   ------      ------      ------      ------


Prior periods have been restated to reflect the adoption of FASB Statement No. 109, "Accounting for Income Taxes". The effect is to reduce net income and earnings per share by $1.7 million and $0.01 for the three months ended March 31, 1993 and $4.7 million and $0.03 for the nine months ended
March 31, 1993 reflecting elimination of the extraordinary item for the benefit of tax loss carryforwards.

All share and per share data have been restated for all periods presented to reflect the two-for-one stock split payable in the form of a stock dividend which was distributed on December 15, 1993 to holders of record on November 30, 1993.



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